SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No. 17 )*


                          Longs Drug Stores Corporation
              -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                  543162101
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 543162101                   13G                    Page 2 of 5 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


       Plans Policy Committee of
       Longs Drugs California Inc.
       Employee Profit Sharing plan # 94-1059121

--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE  BOX IF A MEMBER OF A GROUP*     Not Applicable
                                                             (a) [ ]
                                                             (b) [ ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       USA


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER                      -0-
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER                    -0-
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER                 -0-
      WITH
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER               7,524,387


--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       19.48%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                   Page 3 of 5 Pages





Item 1.     (a)   Name of Issuer:
                                                 Longs Drug Stores Corporation
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                                                 P.O. Box 5222
                                                 Walnut Creek, CA 94596
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                                                 Plans Policy Committee of
                                                 Longs Drugs California Inc.
                                                 Employee Profit Sharing plan
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                                                 P.O. Box 5222
                                                 Walnut Creek, CA 94596
                  --------------------------------------------------------------
            (c)   Citizenship:
                                                 U.S.A.
                               -------------------------------------------------
            (d)   Title of Class of Securities:
                                                 Common Stock
                  --------------------------------------------------------------
            (e) CUSIP Number:
                                                 543162101
                               -------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act,

            (b)   [ ] Bank as defined in Section 3(a)(6) of the Act,

            (c)   [ ] Insurance  Company as defined in Section 3(a)(19) of
                      the Act,

            (d)   [ ] Investment Company registered under Section 8 of the
                      Investment Company Act,

            (e)   [ ] Investment  Adviser  registered under Section 203 of
                      the Investment Advisers Act of 1940,

            (f)   [x] Employee Benefit Plan, Pension Fund which is subject
                      to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F); see Item 7,

            (g)   [ ] Parent Holding  Company,  in accordance with Section
                      240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

                                      13-G                   Page 4 of 5 Pages



Item 4.     Ownership.


            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:                        7,524,387
                                          -------------------------------------,

            (b) Percent of class:                                     19.48%
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote          -0-
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote       -0-
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of
                                                                        -0-
                        -------------------------------------------------------,

                  (iv)  Shared power to dispose or to direct the disposition of
                                                                   7,524.387
                              --------------------------------------------------


Item 5.     Ownership of Five Percent or Less of a Class.         Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.
                                                                  Not Applicable



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
                                                                  Not Applicable

Item 8.     Identification and Classification of Members of the Group.
                                                                  Not Applicable

Item 9.     Notice of Dissolution of Group.
                                                                  Not Applicable

Item 10.    Certification.
                                                                  Not Applicable

     The filing of this schedule shall not be construed as an admission that the reporting person is the beneficial owner of the following securities: 7,524,387 shares held by the Plan for Plan participants.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:                 February 2, 1998

                       Ronald ????
Signature        ___________________________________________
                        Chairman, Plans Policy Committee
                       Longs Drug Stores California, Inc.
                       Employee Profit Sharing Plan